EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS SECOND QUARTER EARNINGS OF $3.1 MILLION
WILL EXPAND INTO EAST BAY WITH PLANNED ACQUISITION OF NORCAL COMMUNITY BANCORP

NOVATO, CA, July 22, 2013 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced second quarter 2013 earnings of $3.1 million, compared to $4.9 million in the first quarter of 2013 and $5.0 million in the second quarter of 2012. Diluted earnings per share totaled $0.55 in the second quarter, compared to $0.89 in the prior quarter and $0.91 in the same quarter a year ago. Earnings for the six-month period ended June 30, 2013 totaled $7.9 million compared to $9.9 million in the same period a year ago. Diluted earnings per share for the six-month period ended June 30, 2013 totaled $1.44 compared to $1.82 in the same period a year ago. Second quarter 2013 earnings reflect a $1.1 million provision for loan loss that is primarily related to one land development loan.

"We continue to have confidence in the strength of our overall credit portfolio. The substantial reserve that we booked this quarter relating to one loan is an isolated situation and is not a reflection of the portfolio quality overall," said Russell A. Colombo, President and Chief Executive Officer. “Our net loan growth this quarter together with the strategic acquisition of Bank of Alameda in the East Bay are two very positive developments for our shareholders.”

On July 1, 2013, Bancorp entered into a definitive agreement to acquire NorCal Community Bancorp, parent company of Bank of Alameda. Bank of Alameda has four branch offices serving Alameda, Emeryville, and Oakland, and had assets of $264.7 million, total deposits of $228.7 million, and total loans of $170.6 million as of March 31, 2013. The transaction is expected to close in the fourth quarter of 2013 and is subject to a number of conditions, including receipt of regulatory approvals and approval of NorCal Community Bancorp's shareholders1.

Bancorp also provided the following highlights on its operating and financial performance for the second quarter of 2013:

•
The current quarter provision for loan loss reflects a land development loan of $4.8 million that went onto non-accrual status during the quarter. A May appraisal indicated a decline in the collateral value resulting in a new specific reserve on this loan.

•
Loans grew $19.6 million, or 1.8%, over March 31, 2013, and grew $66.3 million, or 6.5% over June 30, 2012, primarily due to new commercial real estate loans from existing and new relationships in Marin County.

•	Non-interest bearing deposits increased $12.6 million from March 31, 2013 and totaled 40.7% of total deposits at June 30, 2013, compared to 39.5% at the prior quarter end.

•
The total risk-based capital ratio for Bancorp totaled 14.0% at June 30, 2013 and March 31, 2013 and 13.9% at June 30, 2012. The risk-based capital ratio continues to be well above regulatory requirements for a well-capitalized institution. Tangible common equity to tangible assets increased to 11.1% at June 30, 2013, up from 11.0% at the end of the prior quarter and 10.3% a year ago.

•
On July 18, 2013, the Board of Directors declared a quarterly cash dividend of $0.18 per share. The cash dividend is payable to shareholders of record at the close of business on August 1, 2013 and will be payable on August 9, 2013.

____________________________________________________________________________________________

1 For more information concerning such transaction, please see the 8-K Reports filed by Bancorp with the Securities and Exchange Commission on July 1 and July 5, 2013.

Loans and Credit Quality

Gross loans totaled $1.1 billion at both June 30, 2013 and March 31, 2013, up from $1.0 billion at June 30, 2012. Classified loans continue to trend downward totaling $27.6 million at the end of the second quarter of 2013, compared to $31.1 million at the end of the prior quarter and $55.5 million a year ago. Non-performing loans totaled $18.5 million, or 1.69% of Bancorp's loan portfolio at June 30, 2013, compared to $15.3 million, or 1.43% at March 31, 2013 and $14.3 million, or 1.40% a year ago. Accruing loans past due 30 to 89 days totaled $566 thousand at June 30, 2013, compared to $8.1 million at March 31, 2013 and $9.8 million a year ago. The change in non-performing loans and past due loans primarily reflects the delinquent land development loan of $4.8 million mentioned above that went onto non-accrual status during the quarter.

"We continue to be very disciplined in how we manage our loan portfolio, working proactively with our customers to resolve any issues," said Beth Reizman, Senior Credit Administrator. "The specific reserve booked this quarter was related to a property that had been in development since 2005. It fell out of escrow and the interest reserve was depleted in April, prompting a new appraisal. The borrower continues to actively market this property. Our ongoing relationship with this developer includes many successful projects dating back to 1992.”

The provision for loan losses totaled $1.1 million in the second quarter of 2013, compared to a reversal of the provision for loan losses of $230 thousand in the prior quarter and a provision for loan losses of $100 thousand in the same quarter a year ago. The $1.1 million provision for loan losses in the second quarter of 2013 primarily relates to the non-performing land development loan mentioned earlier. Reflecting the new specific reserve established on this land development loan, the allowance for loan losses increased to 1.32% of loans at June 30, 2013, from 1.25% at March 31, 2013 and 1.31% at June 30, 2012. Net charge-offs in the second quarter of 2013 totaled $177 thousand, compared to net recoveries of $3 thousand in the prior quarter and net charge-offs of $187 thousand in the second quarter of 2012.

Deposits

Deposits totaled $1.2 billion at June 30, 2013 and remained relatively unchanged from both March 31, 2013 and June 30, 2012. Non-interest bearing deposits totaled 40.7% of total deposits at June 30, 2013, compared to 39.5% in the prior quarter and 32.5% a year ago. The increase in non-interest bearing deposits in the first and second quarter of 2013 compared to June 30, 2012 is primarily due to a strategic product change which discontinued interest on one type of consumer account in the first quarter of 2013. This resulted in a reclassification of the accounts from interest-bearing transaction to non-interest bearing accounts, with the affected balances totaling $82.6 million and $87.3 million at June 30, 2013 and March 31, 2013, respectively.

Earnings

Net interest income totaled $14.3 million in the second quarter of 2013 compared to $14.8 million in the prior quarter and $16.3 million in the same quarter a year ago. The tax-equivalent net interest margin was 4.30% in the second quarter of 2013 compared to 4.48% in the prior quarter and 4.94% in the same quarter a year ago. The net interest income decrease in the second quarter of 2013 compared to the prior quarter primarily relates to $177 thousand in accelerated amortization on an early redemption of a municipal security in the second quarter of 2013 and a lower level of gains on pay-offs of purchased credit-impaired ("PCI") loans. The decrease in net interest income in the second quarter of 2013 compared to the same quarter a year ago primarily relates to rate concessions and downward repricing on existing loans, new loans yielding lower rates and a lower level of accretion on loans acquired from the Federal Deposit Insurance Corporation in 2011 in connection with the closure of Charter Oak Bank.

Accretion and gains on pay-offs of purchased loans recorded to interest income were as follows:

	Three months ended

	June 30, 2013		March 31, 2013		June 30, 2012
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$156	5 bps	$236	7 bps	$478	14 bps
Accretion on non-PCI loans	$246	7 bps	$132	4 bps	$311	9 bps
Gains on pay-offs of PCI loans	$149	4 bps	$320	9 bps	$69	2 bps

	Six months ended

	June 30, 2013		June 30, 2012
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$392	6 bps	$988	15 bps
Accretion on non-PCI loans	$378	6 bps	$514	8 bps
Gains on pay-offs of PCI loans	$469	7 bps	$591	9 bps

Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. For acquired loans not considered credit-impaired, the level of accretion varies due to maturities and early pay-offs of these loans. Gains on pay-offs of PCI loans are recorded as interest income when the pay-off amounts exceed the recorded investment.

Non-interest income in the second quarter of 2013 totaled $1.9 million, compared to $2.1 million in the prior quarter and $1.8 million in the same quarter a year ago. The decrease in the second quarter of 2013 compared to the prior quarter primarily relates to a $223 thousand BOLI death benefit in the first quarter of 2013. The increase in the second quarter of 2013 compared to the same quarter a year ago primarily relates to higher Wealth Management and Trust Services fees and higher dividend income from the Federal Home Loan Bank of San Francisco.

Non-interest expense totaled $10.4 million in the second quarter of 2013, compared to $9.7 million in both the prior quarter and the same quarter a year ago. The increase compared to the prior quarter and the same quarter a year ago primarily relates to higher acquisition-related professional expenses and higher staffing costs as the Bank continues to grow. The increase in non-interest expense from the prior quarter also reflects higher data processing charges due to technological upgrades.

About Bank of Marin Bancorp

Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC), is the premier community and business bank in Marin County with 17 offices in Marin, San Francisco, Napa and Sonoma counties. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting local businesses in the community. Incorporated in 1989, Bank of Marin has received the highest five star rating from Bauer Financial for more than fourteen years (www.bauerfinancial.com) and has been recognized for several years as one of the "Best Places to Work in the North Bay" by the North Bay Business Journal and one of the “Top Corporate Philanthropists" by the San Francisco Business Times. With assets exceeding $1.4 billion, Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank for the past five years by US Banker Magazine.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, expected future cash flows on acquired loans, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Additional Information about the Acquisition and where to Find It

In connection with the proposed acquisition, Bancorp will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 to register the shares of Bancorp common stock to be issued to the shareholders of NorCal Community Bancorp. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of NorCal Community Bancorp seeking their approval of the acquisition and related matters. In addition, Bancorp may file other relevant documents concerning the proposed acquisition with the SEC, including the two 8-K reports referenced above.

Shareholders of NorCal Community Bancorp are urged to read the registration statement on Form S-4 and the proxy statement/prospectus included within the registration statement and any other relevant documents to be filed with the SEC in connection with the proposed acquisition because they will contain important information about Bancorp, NorCal Community Bancorp and the proposed transaction. Investors and shareholders may obtain free copies of these documents through the website maintained by the SEC at www.sec.gov. Free copies of the proxy statement/prospectus and/or the 8-K reports referenced above also may be obtained by directing a request by telephone or mail to Bank of Marin Bancorp, 504 Redwood Blvd, Suite 100, Novato CA, 94947 , Attention: Investor Relations (telephone: (415) 763-4523 ), or by accessing Bank of Marin's website at www.bankofmarin.com under “Investor Relations.” The information on Bank of Marin's website is not, and shall not be deemed to be, a part of this filing or incorporated into other filings it makes with the SEC.

Participants in the Solicitation

Bancorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of NorCal Community Bancorp in connection with the acquisition. Information about the directors and executive officers of Bancorp is set forth in the proxy statement for Bancorp's 2013 annual meeting of shareholders filed with the SEC on April 11, 2013. Additional information regarding the interests of these participants and other persons who may be deemed participants in the acquisition may be obtained by reading the proxy statement/prospectus regarding the acquisition when it becomes available.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
June 30, 2013

(dollars in thousands, except per share data; unaudited)

QUARTER-TO-DATE	June 30, 2013	March 31, 2013	June 30, 2012
NET INCOME	$3,055	$4,866	$4,951
DILUTED EARNINGS PER COMMON SHARE	$0.55	$0.89	$0.91
RETURN ON AVERAGE ASSETS (ROA)	0.86%	1.38%	1.39%
RETURN ON AVERAGE EQUITY (ROE)	7.72%	12.76%	14.01%
EFFICIENCY RATIO	64.12%	57.36%	53.56%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.30%	4.48%	4.94%
NET CHARGE-OFFS/(RECOVERIES)	$177	$(3)	$187
NET CHARGE-OFFS TO AVERAGE LOANS	0.02%	—	0.02%

YEAR-TO-DATE
NET INCOME	$7,921	$9,891
DILUTED EARNINGS PER COMMON SHARE	$1.44	$1.82
RETURN ON AVERAGE ASSETS (ROA)	1.12%	1.40%
RETURN ON AVERAGE EQUITY (ROE)	10.19%	14.20%
EFFICIENCY RATIO	60.67%	54.26%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.39%	4.96%
NET CHARGE-OFFS	$174	$1,304
NET CHARGE-OFFS TO AVERAGE LOANS	0.02%	0.13%

AT PERIOD END
TOTAL ASSETS	$1,428,518	$1,427,022	$1,407,000

LOANS:
COMMERCIAL AND INDUSTRIAL	$170,443	$175,735	$176,002
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$206,191	$196,803	$172,757
COMMERCIAL INVESTOR-OWNED	$535,260	$509,829	$453,456
CONSTRUCTION	$27,728	$32,835	$47,948
HOME EQUITY	$90,296	$90,495	$98,565
OTHER RESIDENTIAL	$43,290	$45,879	$55,316
INSTALLMENT AND OTHER CONSUMER LOANS	$18,274	$20,259	$21,150
TOTAL LOANS	$1,091,482	$1,071,835	$1,025,194

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$2,022	$3,884	$1,751
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$1,403	$1,403	$1,403
COMMERCIAL INVESTOR-OWNED	$6,024	$5,714	$5,961
CONSTRUCTION	$7,046	$2,239	$2,821
HOME EQUITY	$524	$530	$981
OTHER RESIDENTIAL	$1,148	$1,165	$740
INSTALLMENT AND OTHER CONSUMER LOANS	$321	$356	$690
TOTAL NON-PERFORMING LOANS	$18,488	$15,291	$14,347

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$27,602	$31,141	$55,494
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$566	$8,077	$9,837
LOAN LOSS RESERVE TO LOANS	1.32%	1.25%	1.31%
LOAN LOSS RESERVE TO NON-PERFORMING LOANS	0.78	x	0.88	x	0.94	x
NON-PERFORMING LOANS TO TOTAL LOANS	1.69%	1.43%	1.40%
TEXAS RATIO[3]	10.82%	9.09%	9.14%

TOTAL DEPOSITS	$1,224,437	$1,231,551	$1,230,717
LOAN TO DEPOSIT RATIO	89.1%	87.0%	83.3%
STOCKHOLDERS' EQUITY	$158,359	$156,843	$144,326
BOOK VALUE PER SHARE	$29.10	$28.88	$26.92
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	11.1%	11.0%	10.3%
TOTAL RISK BASED CAPITAL RATIO-BANK[5]	13.7%	13.5%	13.6%
TOTAL RISK BASED CAPITAL RATIO-BANCORP[5]	14.0%	14.0%	13.9%
FULL TIME EQUIVALENT EMPLOYEES	243	241	232

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.

[2] Excludes accruing troubled-debt restructured loans of $10.0 million, $10.8 million and $25.2 million at June 30, 2013, March 31, 2013 and June 30, 2012, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.1 million, $2.0 million and $3.1 million that were accreting interest at June 30, 2013, March 31, 2013 and June 30, 2012, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $3.5 million, $3.6 million and $4.7 million at June 30, 2013, March 31, 2013 and June 30, 2012.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
[4] Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less intangible assets.
[5] Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at June 30, 2013, March 31, 2013 and June 30, 2012

(in thousands, except share data; unaudited)	June 30, 2013	March 31, 2013	June 30, 2012
Assets
Cash and due from banks	$32,175	$31,364	$98,321
Investment securities
Held to maturity, at amortized cost	131,839	138,978	83,134
Available for sale (at fair value; amortized cost $127,989, $139,414 and $159,024 at June 30, 2013, March 31, 2013 and June 30, 2012, respectively)	129,562	142,653	161,803
Total investment securities	261,401	281,631	244,937
Loans, net of allowance for loan losses of $14,357, $13,434 and $13,435 at June 30, 2013, March 31, 2013 and June 30, 2012, respectively	1,077,125	1,058,401	1,011,759
Bank premises and equipment, net	9,178	9,358	9,074
Interest receivable and other assets	48,639	46,268	42,909
Total assets	$1,428,518	$1,427,022	$1,407,000

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$498,572	$485,942	$399,835
Interest bearing
Transaction accounts	80,221	86,124	149,822
Savings accounts	95,317	95,428	86,590
Money market accounts	410,676	417,293	423,682
CDARS® time accounts	4,296	7,448	27,297
Other time accounts	135,355	139,316	143,491
Total deposits	1,224,437	1,231,551	1,230,717
Federal Home Loan Bank borrowings	32,200	23,200	15,000
Subordinated debenture	—	—	5,000
Interest payable and other liabilities	13,522	15,428	11,957
Total liabilities	1,270,159	1,270,179	1,262,674

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 5,442,628, 5,430,220 and 5,362,222 at June 30, 2013, March 31, 2013 and June 30, 2012, respectively	60,312	59,906	57,543
Retained Earnings	97,135	95,059	85,171
Accumulated other comprehensive income, net	912	1,878	1,612
Total stockholders' equity	158,359	156,843	144,326
Total liabilities and stockholders' equity	$1,428,518	$1,427,022	$1,407,000

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Interest income
Interest and fees on loans	$13,366	$13,635	$15,324	$27,001	$30,652
Interest on investment securities
Securities of U.S. Government agencies	585	625	817	1,210	1,784
Obligations of state and political subdivisions	437	638	455	1,075	842
Corporate debt securities and other	339	324	285	663	486
Interest due from banks and other	3	8	56	11	106
Total interest income	14,730	15,230	16,937	29,960	33,870
Interest expense
Interest on interest bearing transaction accounts	12	11	45	23	89
Interest on savings accounts	8	8	24	16	46
Interest on money market accounts	95	99	180	194	363
Interest on CDARS® time accounts	2	5	21	7	53
Interest on other time accounts	224	232	269	456	573
Interest on borrowed funds	84	79	117	163	264
Total interest expense	425	434	656	859	1,388
Net interest income	14,305	14,796	16,281	29,101	32,482
Provision for (reversal of) loan losses	1,100	(230)	100	870	100
Net interest income after provision for (reversal of) loan losses	13,205	15,026	16,181	28,231	32,382
Non-interest income
Service charges on deposit accounts	515	521	549	1,036	1,073
Wealth Management and Trust Services	539	547	488	1,086	944
Debit card interchange fees	280	252	259	532	493
Merchant interchange fees	222	205	186	427	379
Earnings on Bank-owned life Insurance	186	401	192	587	380
Other income	202	180	126	382	226
Total non-interest income	1,944	2,106	1,800	4,050	3,495
Non-interest expense
Salaries and related benefits	5,430	5,298	5,314	10,728	10,918
Occupancy and equipment	1,052	1,073	1,056	2,125	2,043
Depreciation and amortization	353	336	341	689	682
Federal Deposit Insurance Corporation insurance	223	214	218	437	451
Data processing	696	549	660	1,245	1,266
Professional services	814	527	516	1,341	1,101
Other expense	1,851	1,698	1,580	3,549	3,059
Total non-interest expense	10,419	9,695	9,685	20,114	19,520
Income before provision for income taxes	4,730	7,437	8,296	12,167	16,357
Provision for income taxes	1,675	2,571	3,345	4,246	6,466
Net income	$3,055	$4,866	$4,951	$7,921	$9,891
Net income per common share:
Basic	$0.56	$0.90	$0.93	$1.47	$1.86
Diluted	$0.55	$0.89	$0.91	$1.44	$1.82
Weighted average shares used to compute net income per common share:
Basic	5,419	5,389	5,337	5,404	5,331
Diluted	5,509	5,487	5,419	5,498	5,422
Dividends declared per common share	$0.18	$0.18	$0.17	$0.36	$0.34
Comprehensive income:
Net income	$3,055	$4,866	$4,951	$7,921	$9,891
Other comprehensive (loss) income
Change in net unrealized gain on available for sale securities	(1,666)	(303)	(39)	(1,969)	(11)
Reclassification adjustment for (loss) gain on sale of securities included in net income	—	—	(4)	—	34
Net change in unrealized gain on available for sale securities, before tax	(1,666)	(303)	(43)	(1,969)	23
Deferred tax (benefit) expense	(700)	(126)	(18)	(826)	10
Other comprehensive (loss) income, net of tax	(966)	(177)	(25)	(1,143)	13
Comprehensive income	$2,089	$4,689	$4,926	$6,778	$9,904

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	June 30, 2013			March 31, 2013			June 30, 2012
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$4,485	$3	0.26%	$5,710	$8	0.56%	$70,003	$56	0.32%
Investment securities [2,3]	266,774	1,452	2.18%	284,429	1,780	2.50%	230,609	1,750	3.04%
Loans [1,3,4]	1,070,333	13,537	5.00%	1,062,957	13,808	5.20%	1,028,761	15,466	5.95%
Total interest-earning assets [1]	1,341,592	14,992	4.42%	1,353,096	15,596	4.61%	1,329,373	17,272	5.14%
Cash and non-interest-bearing due from banks	27,331			28,250			53,269
Bank premises and equipment, net	9,313			9,425			9,136
Interest receivable and other assets, net	38,981			37,892			35,813
Total assets	$1,417,217			$1,428,663			$1,427,591
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$83,285	$12	0.06%	$129,379	$11	0.03%	$147,463	$45	0.12%
Savings accounts	95,083	8	0.03%	96,561	8	0.03%	85,118	24	0.11%
Money market accounts	410,823	95	0.09%	432,154	99	0.09%	431,625	180	0.17%
CDARS® time accounts	5,194	2	0.15%	12,866	5	0.16%	28,045	21	0.30%
Other time accounts	136,759	224	0.66%	140,254	232	0.67%	142,189	269	0.76%
Overnight borrowings [1]	12,785	5	0.15%	3,513	2	0.23%	—	—	—%
FHLB fixed-rate advances	15,000	79	2.07%	15,000	77	2.07%	15,000	78	2.07%
Subordinated debenture [1]	—	—	—%	—	—	—%	5,000	39	3.09%
Total interest-bearing liabilities	758,929	425	0.22%	829,727	434	0.21%	854,440	656	0.31%
Demand accounts	486,410			429,335			417,354
Interest payable and other liabilities	13,092			14,892			13,646
Stockholders' equity	158,786			154,709			142,151
Total liabilities & stockholders' equity	$1,417,217			$1,428,663			$1,427,591
Tax-equivalent net interest income/margin [1]		$14,567	4.30%		$15,162	4.48%		$16,616	4.94%
Reported net interest income/margin [1]		$14,305	4.21%		$14,796	4.37%		$16,281	4.85%
Tax-equivalent net interest rate spread			4.20%			4.40%			4.83%

	Six months ended			Six months ended
	June 30, 2013			June 30, 2012
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$5,094	$11	0.43%	$78,552	$106	0.27%
Investment securities [2,3]	275,553	3,236	2.35%	214,426	3,472	3.24%
Loans [1,3,4]	1,066,665	27,346	5.10%	1,028,667	30,939	5.95%
Total interest-earning assets [1]	1,347,312	30,593	4.52%	1,321,645	34,517	5.17%
Cash and non-interest-bearing due from banks	27,788			52,640
Bank premises and equipment, net	9,369			9,260
Interest receivable and other assets, net	38,440			35,310
Total assets	$1,422,909			$1,418,855
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$106,205	$23	0.04%	$145,311	$89	0.12%
Savings accounts	95,818	16	0.03%	81,974	46	0.11%
Money market accounts	421,430	194	0.09%	433,979	363	0.17%
CDARS® time accounts	9,009	7	0.16%	34,068	53	0.31%
Other time accounts	138,496	456	0.66%	145,709	573	0.79%
Overnight borrowings [1]	8,175	7	0.17%	—	—	—%
FHLB fixed-rate advances	15,000	156	2.07%	17,418	185	2.10%
Subordinated debenture [1]	—	—	—%	5,000	79	3.13%
Total interest-bearing liabilities	794,133	859	0.22%	863,459	1,388	0.32%
Demand accounts	458,030			401,063
Interest payable and other liabilities	13,987			14,230
Stockholders' equity	156,759			140,103
Total liabilities & stockholders' equity	$1,422,909			$1,418,855
Tax-equivalent net interest income/margin [1]		$29,734	4.39%		$33,129	4.96%
Reported net interest income/margin [1]		$29,101	4.30%		$32,482	4.86%
Tax-equivalent net interest rate spread			4.30%			4.85%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.